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                                   EXHIBIT 99


                         INDEPENDENT ACCOUNTANT'S REPORT


Board of Directors
Orrstown Financial Services, Inc.
Shipppensburg, Pennsylvania


         We have reviewed the accompanying consolidated balance sheet of Orrstown Financial Services, Inc. and Subsidiary as of June 30, 2001 and the related consolidated statements of income for the three and six months ended June 30, 2001 and 2000 and consolidated statements of comprehensive income for the three and six months ended June, 2001 and 2000 and consolidated statements of cash flows for the six months ended June 30, 2001 and 2000. These financial statements are the responsibility of the corporation's management.

         We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.



                                         /s/ Smith Elliott Kearns & Company, LLC

                                         SMITH ELLIOTT KEARNS & COMPANY, LLC


Chambersburg, Pennsylvania
August 10, 2001













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